UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 15, 2006
VIRBAC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	0-24312 (Commission File No.)	43-1648680 (IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Summary of 2006 Executive Bonus Plan
The Compensation Committee of the Board of Directors of Virbac Corporation, Inc. (“Virbac” or the “Company”) has authorized the payment of discretionary bonuses to each of the executive officers for performance during 2006 upon the achievement of certain goals and objectives. Each executive officer has a target annual performance bonus equal to 20% of his or her salary (the “Performance Bonus”). The amount of the actual bonus paid, which may be from zero to 100% of the target, depends on the following:
(i)	50% based upon the achievement of specified corporate performance goals.

(ii)	50% based upon the achievement of certain business unit or functional area performance goals and individual performance goals.
The corporate and individual goals include financial and non-financial objectives that are intended to strengthen the business and support the Company’s capacity for sustained financial performance in future periods. Non-financial goals relate to achievement in areas of new product and technology development, sales and marketing, organizational development, operational excellence, quality and business development. In early 2007 the Compensation Committee will evaluate the Company’s and each individual executive officer’s performance against the 2006 objectives and determine a bonus for 2006 performance.
The target 2006 bonus amounts for each of the Company’s named executive officers (as defined in Item 402(a) (3) of regulation S-K) is set forth in the table below.

	2006 Target Bonus
	% of Base
Name and Principal Position	Salary	Amount

Erik R. Martinez	20%	$54,000
President and Chief Executive Officer

Jean M. Nelson	20%	$50,000
Executive Vice President and Chief Financial Officer

Michael S. O’Bryan	20%	$35,003
Executive Vice-President of Business Operations

Laurent Cesar	20%	$33,578
Executive Vice-President of Industrial Operations
In addition, each Executive Officer, except for the Chief Executive Officer, is eligible to participate in a premium bonus pool based upon the achievement or overachievement of corporate performance goals. The premium bonus pool is equal to 1% of total Company payroll and may be allocated at the discretion of the Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: May 15, 2006	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer